EXHIBIT 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416

FOR IMMEDIATE RELEASE

JANUARY 27, 2010

CULLEN/FROST REPORTS STEADY 4th QUARTER RESULTS,

ANNUAL EARNINGS FOR 2009

Consistent Performance in Challenging Economy

•	Record deposit levels

•	Non-performing loans decline

•	Capital ratios remain strong

SAN ANTONIO – Cullen/Frost Bankers, Inc. today reported results for the fourth quarter and full year of 2009, as the Texas financial services leader continued to operate well in a challenging economy and extended low rate environment.

Cullen/Frost reported net income for the fourth quarter of 2009 of $51.5 million, or $.86 per diluted common share, compared to fourth quarter 2008 earnings of $53.0 million, or $.89 per diluted common share. For the fourth quarter of 2009, returns on average assets and equity were 1.25 percent and 10.70 percent respectively, compared to 1.47 percent and 12.79 percent for the same period of 2008.

The company also reported annual earnings for 2009 of $179.0 million, or $3.00 per diluted common share, compared to 2008 earnings of $207.3 million, or $3.50 per diluted common share. For the year, returns on average assets and equity were 1.14 percent and 9.78 percent respectively, compared to the 1.51 percent and 13.11 percent reported in 2008.

During the fourth quarter of 2009, Cullen/Frost saw non-performing assets decline by $40.6 million from the previous quarter. In addition, the company recognized a pre-tax net gain of $16.3 million related to the prepayment of certain debt and the termination of the related interest rate swap.

“Overall, our company performed well in 2009 in the midst of a very difficult economy,” said Dick Evans, Cullen/Frost chairman and CEO. “I was pleased to see a nearly $2 billion increase in average deposits for the year, a record for Cullen/Frost, from customers who see Frost as a safe haven. Today we have strong capital levels — stronger even than when we declined TARP 15 months ago — and are well positioned for growth.

“I was encouraged to see a $40 million reduction in non-performers this quarter, and credit quality continues to be at manageable levels. Although the provision was higher, it exceeded net charge-offs, increasing the reserve level to 1.50 percent of loans,” said Evans.

Evans said that customer uncertainty about the Texas economy continued to impact the lending environment, noting that loans are down despite a strong calling effort that has brought in new relationships. Business owners, Evans said, are largely on the sidelines, paying down debt and reducing inventory.

“We are working harder in this environment to grow the number of relationships and to broaden and deepen existing ones. When the economy begins to grow again, we will be well positioned to reap the benefits of this effort.

“In November of 2009 we completed construction on the $50 million Frost Technology Center, a state-of-the-art facility that ensures our capacity to meet future data and information technology needs as the company grows. We have also updated our technology infrastructure and enhanced the security of our data processing systems and customer information.”

Evans said the company opened four new financial centers in 2009, including locations in Austin, San Antonio and Plano in the Dallas region. Late in the year, Frost opened a financial center in Houston that was a relocation of an older facility. The company also introduced Frost Mobile in 2009, which has been well received by customers who appreciate the added flexibility and convenience of doing business with Frost from their mobile phones.

“We have a seasoned staff who knows how to adapt in a tough environment. We are fortunate to have that experience level and to operate in a pro-business state. I continue to be optimistic about our prospects.

“I appreciate the efforts of our outstanding employees around the state, and I am inspired by their energy, their expertise and their commitment to our culture and to taking great care of our customers.”

For the year ended December 31, 2009, average annual total loans were $8.7 billion, an increase of 4.1 percent compared to $8.3 billion for the previous year. Average annual total deposits for 2009 rose to $12.4 billion, up 17.9 percent over the $10.5 billion reported in 2008. Net interest income on a taxable-equivalent basis grew to $577.7 million, a 4.2 percent increase over the $554.4 million reported a year earlier, reflecting the impact of increasing volumes. For 2009, non-interest income rose to $293.7 million, up 2.2 percent over the $287.3 million reported for 2008, while non-interest expense increased 9.4 percent over the previous year to $532.2 million and was heavily impacted by $21.2 million in higher FDIC insurance premiums.

Noted financial data for the fourth quarter:

•

Tier 1 and Total Risk-Based Capital Ratios for the Corporation at the end of the fourth quarter of 2009 were 11.91 percent and 14.19 percent, respectively and are in excess of well capitalized levels. The ratio of tangible common equity to tangible assets was 8.56 percent at the end of the fourth quarter of 2009, compared to 8.37 percent for the same quarter last year.

•

Net interest income on a taxable-equivalent basis for the fourth quarter totaled $150.7 million, a 4.9 percent increase from the $143.7 million reported for the fourth quarter of 2008. This increase primarily resulted from an increase in the average volume of earning assets and was partly offset by a decrease in the net interest margin. The net interest margin was 4.20 percent for the fourth quarter, compared to 4.60 percent for the fourth quarter of 2008 and 4.12 percent for the third quarter of 2009.

•	Non-interest income for the fourth quarter of 2009 was $86.3 million, up 24.8 percent over the $69.2million reported a year earlier.

Other income increased $16.2 million from the fourth quarter of 2008 due primarily to the $17.7 million gain recognized from the termination of the interest rate swap associated with certain debt that was paid off early.

Trust income was $17.7 million, compared to $17.5 million for the fourth quarter of 2008, with most of this increase resulting from higher investment fees due to increases in the equities market. Investment fees are assessed based on the market value of trust assets, which totaled $22.7 billion at December 31, 2009 up $1 billion from the fourth quarter a year ago. This increase was partially offset by lower oil and gas fees from the same period last year, as oil and natural gas prices have decreased, impacting the amount of royalties received.

Service charges on deposits were $26.0 million, an increase of $2.3 million or 9.8 percent, compared to $23.7 million reported for the previous year’s fourth quarter. Impacting this was a $2.0 million increase in service charges on commercial accounts, resulting from higher treasury management fees. A drop in the earnings credit rate for commercial accounts compared to a year earlier, impacted treasury management fees. When interest rates are lower, customers earn less credit for their deposit balances, which, in turn, increases the amount of service charges to be paid for through fees.

•

Non-interest expense for the fourth quarter of 2009 was $134.2 million, up $10.7 million or 8.6 percent from the $123.5 million for the fourth quarter of 2008. A large part of this increase is due to higher FDIC insurance expense of $3.3 million. Total salaries were up $268 thousand over the same quarter a year earlier, as a result of normal annual merit and market increases, offset by a decrease in incentive compensation. Employees benefits were up $2.2 million or 21.3 percent, primarily due to increases in expenses related to the company’s medical costs, 401(k) and profit sharing plans, and retirement plan. Net occupancy expense was $11.5 million, an increase of $1.1 million from the fourth quarter last year, due primarily to expenses associated with new locations. Expenses for furniture and equipment were up $2.1 million to $12.1 million, due mainly to increases in depreciation expense related to furniture and fixtures, primarily for new locations, amortized software and software maintenance expense. Other expense was $32.5 million, a $2.1 million increase when compared to the fourth quarter of 2008. Included in other expense is a $1.4 million prepayment penalty on the early termination of certain debt.

•

For the fourth quarter of 2009, the provision for possible loan losses was $22.3 million, compared to net charge-offs of $20.1 million. For the fourth quarter of 2008, the provision for possible loan losses was $8.6 million, compared to net charge offs of $5.4 million. The allowance for possible loan losses as a percentage of total loans was 1.50 percent at December 31, 2009, compared to 1.25 percent at year-end 2008. Non-performing assets were $180.2 million at year-end, compared to $220.9 million the previous quarter, and $78.0 million at year-end 2008.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, January 27, 2010 at 10:00 a.m. Central Time (CT) to discuss the results for the quarter and the year. The media and other interested parties are invited to access the call in a “listen only” mode at 800-944-6430. Digital playback of the conference call will be available after 12:00 p.m. CT until midnight Sunday, January 31, 2010 at 800-642-1687, with the Conference ID# of 49680053. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the website, www.frostbank.com, go to “About Frost” on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with assets of $16.3 billion at December 31, 2009. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, operates more than 100 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is the largest banking organization headquartered in Texas that operates only in Texas, with a legacy of helping clients with their financial needs during three centuries.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	Political instability.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	Changes in the competitive environment among financial holding companies and other financial service providers.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	2009				2008
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
CONDENSED INCOME STATEMENTS

Net interest income	$138,594	$133,989	$134,464	$129,632	$138,081
Net interest income(1)	150,743	144,915	144,325	137,733	143,707
Provision for possible loan losses	22,250	16,940	16,601	9,601	8,550
Non-interest income:
Trust fees	17,669	16,755	16,875	15,969	17,483
Service charges on deposit accounts	26,017	26,395	25,152	24,910	23,697
Insurance commissions and fees	6,734	8,505	7,106	10,751	6,470
Other charges, commissions and fees	7,804	6,845	6,288	6,762	8,407
Net gain (loss) on securities transactions	(1,309)	—	49	—	(133)
Other	29,430	10,991	12,536	11,472	13,274

Total non-interest income	86,345	69,491	68,006	69,864	69,198

Non-interest expense:
Salaries and wages	58,736	58,591	56,540	56,776	58,468
Employee benefits	12,756	13,445	13,783	15,240	10,517
Net occupancy	11,523	11,111	10,864	10,690	10,384
Furniture and equipment	12,065	11,133	10,662	10,363	10,010
Deposit insurance	5,126	4,643	11,667	4,376	1,785
Intangible amortization	1,473	1,564	1,719	1,781	1,929
Other	32,537	31,747	31,054	30,273	30,450

Total non-interest expense	134,216	132,234	136,289	129,499	123,543

Income before income taxes	68,473	54,306	49,580	60,396	75,186
Income taxes	16,979	9,607	11,721	15,414	22,223

Net income	$51,494	$44,699	$37,859	$44,982	$52,963

PER SHARE DATA
Net income - basic	$0.86	$0.75	$0.64	$0.76	$0.89
Net income - diluted	0.86	0.75	0.63	0.76	0.89
Cash dividends	0.43	0.43	0.43	0.42	0.42
Book value at end of quarter	31.55	31.80	30.12	30.34	29.68

OUTSTANDING SHARES
Period-end shares	60,038	59,929	59,653	59,423	59,416
Weighted-average shares - basic	59,762	59,537	59,331	59,189	59,171
Dilutive effect of stock compensation	64	91	119	75	311
Weighted-average shares - diluted	59,826	59,628	59,450	59,264	59,482

SELECTED ANNUALIZED RATIOS
Return on average assets	1.25%	1.11%	0.98%	1.23%	1.47%
Return on average equity	10.70	9.70	8.35	10.33	12.79
Net interest income to average earning assets(1)	4.20	4.12	4.28	4.33	4.60

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2009				2008
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,440	$8,582	$8,784	$8,809	$8,712
Earning assets	14,501	14,121	13,632	12,942	12,435
Total assets	16,335	16,047	15,519	14,881	14,347
Non-interest-bearing demand deposits	4,574	4,343	4,138	3,971	3,803
Interest-bearing deposits	8,644	8,453	8,045	7,487	7,106
Total deposits	13,218	12,796	12,183	11,458	10,909
Shareholders’ equity	1,909	1,829	1,818	1,766	1,647

Period-End Balance:
Loans	$8,368	$8,519	$8,644	$8,779	$8,844
Earning assets	14,437	14,436	13,855	13,530	13,001
Goodwill and intangible assets	547	549	549	551	551
Total assets	16,288	16,158	15,785	15,331	15,034
Total deposits	13,313	12,922	12,497	12,033	11,509
Shareholders’ equity	1,894	1,906	1,797	1,803	1,764
Adjusted shareholders’ equity(1)	1,740	1,709	1,675	1,650	1,626

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$125,309	$123,122	$122,501	$114,168	$110,244
as a percentage of period-end loans	1.50%	1.45%	1.42%	1.30%	1.25%

Net charge-offs	$20,063	$16,319	$8,268	$5,677	$5,415
Annualized as a percentage of average loans	0.94%	0.75%	0.38%	0.26%	0.25%

Non-performing assets:
Non-accrual loans	$146,867	$191,754	$168,805	$114,233	$65,174
Foreclosed assets	33,312	29,112	21,478	13,533	12,866

Total	$180,179	$220,866	$190,283	$127,766	$78,040
As a percentage of:
Total loans and foreclosed assets	2.14%	2.58%	2.20%	1.45%	0.88%
Total assets	1.11	1.37	1.21	0.83	0.52

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	11.91%	11.49%	10.91%	10.64%	10.30%
Total Risk-Based Capital Ratio	14.19	13.72	13.34	12.98	12.58
Leverage Ratio	8.50	8.47	8.50	8.70	8.80
Equity to Assets Ratio (period-end)	11.63	11.80	11.38	11.76	11.73
Equity to Assets Ratio (average)	11.69	11.40	11.72	11.87	11.48

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	Year Ended December 31
	2009	2008	2007	2006	2005
CONDENSED INCOME STATEMENTS
Net interest income	$536,679	$534,025	$518,737	$469,163	$391,266
Net interest income(1)	577,716	554,353	534,195	479,138	398,938
Provision for possible loan losses	65,392	37,823	14,660	14,150	10,250
Non-interest income:
Trust fees	67,268	74,554	70,359	63,469	58,353
Service charges on deposit accounts	102,474	87,566	80,718	77,116	78,751
Insurance commissions and fees	33,096	32,904	30,847	28,230	27,731

Other charges, commissions and fees	27,699	35,557	32,558	28,105	23,125
Net gain (loss) on securities transactions	(1,260)	(159)	15	(1)	19
Other	64,429	56,900	53,734	43,828	42,400

Total non-interest income	293,706	287,322	268,231	240,747	230,379

Non-interest expense:
Salaries and wages	230,643	225,943	209,982	190,784	166,059
Employee benefits	55,224	47,219	47,095	46,231	41,577
Net occupancy	44,188	40,464	38,824	34,695	31,107
Furniture and equipment	44,223	37,799	32,821	26,293	23,912
Deposit insurance	25,812	4,597	1,220	1,162	1,110
Intangible amortization	6,537	7,906	8,860	5,628	4,859
Other	125,611	122,717	123,644	105,560	98,383

Total non-interest expense	532,238	486,645	462,446	410,353	367,007

Income before income taxes	232,755	296,879	309,862	285,407	244,388
Income taxes	53,721	89,624	97,791	91,816	78,965

Net income	$179,034	$207,255	$212,071	$193,591	$165,423

PER SHARE DATA
Net income - basic	$3.00	$3.51	$3.59	$3.48	$3.14
Net income - diluted	3.00	3.50	3.57	3.44	3.09
Cash dividends	1.71	1.66	1.54	1.32	1.165
Book value	31.55	29.68	25.18	23.01	18.03

OUTSTANDING SHARES
Period-end shares	60,038	59,416	58,662	59,839	54,483
Weighted-average shares -basic	59,456	58,846	58,952	55,467	52,481
Dilutive effect of stock compensation	58	324	645	1,043	1,235
Weighted-average shares - diluted	59,514	59,170	59,597	56,510	53,716

SELECTED ANNUALIZED RATIOS
Return on average assets	1.14%	1.51%	1.63%	1.67%	1.63%
Return on average equity	9.78	13.11	15.20	18.03	18.78
Net interest income to average earning assets(1)	4.23	4.67	4.69	4.67	4.45

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	Year Ended December 31
	2009	2008	2007	2006	2005
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,653	$8,314	$7,464	$6,524	$5,594
Earning assets	13,804	11,868	11,340	10,203	8,969
Total assets	15,702	13,685	13,042	11,581	10,143
Non-interest-bearing demand deposits	4,259	3,615	3,524	3,334	3,009
Interest bearing deposits	8,161	6,916	6,689	5,850	5,124
Total deposits	12,420	10,531	10,213	9,184	8,133
Shareholders’ equity	1,831	1,580	1,395	1,074	881

Period-End Balance:
Loans	$8,368	$8,844	$7,769	$7,373	$6,085
Earning assets	14,437	13,001	11,556	11,461	10,197
Goodwill and intangible assets	547	551	558	563	184
Total assets	16,288	15,034	13,485	13,224	11,741
Total deposits	13,313	11,509	10,530	10,388	9,146
Shareholders’ equity	1,894	1,764	1,477	1,377	982
Adjusted shareholders’ equity(1)	1,740	1,626	1,484	1,432	1,033

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$125,309	$110,244	$92,339	$96,085	$80,325
As a percentage of period-end loans	1.50%	1.25%	1.19%	1.30%	1.32%

Net charge-offs:	$50,327	$19,918	$18,406	$11,110	$8,921
As a percentage of average loans	0.58%	0.24%	0.25%	0.17%	0.16%

Non-performing assets:
Non-accrual loans	$146,867	$65,174	$24,443	$52,204	$33,179
Foreclosed assets	33,312	12,866	5,406	5,545	5,748

Total	$180,179	$78,040	$29,849	$57,749	$38,927
As a percentage of:
Total loans and foreclosed assets	2.14%	0.88%	0.38%	0.78%	0.64%
Total assets	1.11	0.52	0.22	0.44	0.33

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).